Exhibit 99.1
NEWS

Park City Group Reports Second Quarter Financial Results

Material Financial Contributions from the Recently Completed Accretive Merger of
Prescient Applied Intelligence to Commence in Fiscal Q3

PARK CITY, UT – Feb. 23, 2009 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented, innovative retail supply chain solutions and services, today announced financial results for the second quarter and six-month period ended December 31, 2008.

Highlights include:

•	Second quarter -
o	Subscription revenues increased 133% to $79,166
o	Supply Chain Profit Link (SCPL) subscription was initiated upon completion of $5.2 million identified opportunity gap for a 225 store supermarket retailer
•	Six-month period -
o	90% of the business integration for the merger has been completed
o	Operating expenses were reduced $836,000 during the period
o	Favorable expense trends are anticipated to accelerate in subsequent quarters

Second Quarter Results
For the second quarter of fiscal 2009, revenue decreased 8% to $454,062 as compared with $494,497 for the same period last year.  Lower revenue results were due in part to $82,016 reduction in license and maintenance revenues when compared with the same period in 2007.   This decrease was partially offset by a $45,139 increase in subscription revenues.  As previously announced, in 2007 the Company modified its business strategy to focus on increasing sales of its suite of software products on a subscription basis.  The Company will continue to generate licensing revenues, which by their nature are less predictable, and are best evaluated on an annual, rather than quarterly, basis.

Total operating expenses for the second quarter of fiscal 2009 were down 29%, or $535,000, when compared with the same period in 2008.  This is the result of reduced overall expenses and a combination of efficiencies recognized in the recently completed merger with Prescient Applied Intelligence which included a reduction in total headcount, a reduction in consultant costs and recruitment fees, and in one-time expenses comprised of patent defense costs and stock compensation expense.

This resulted in a net loss applicable to common shareholders of ($1,165,073), or ($0.12) loss per share, as compared with ($1,435,703), or ($0.16) loss per share, in the same period last year.

Six-Month Results
For the six-month period of fiscal 2009, revenue decreased 27% to $984,340 as compared with $1,348,761 for the same period last year.  Lower revenue results were due in part to $215,269 reduction in license and maintenance revenues when compared with the same period in 2008.   This decrease was partially offset by a $17,326 increase in subscription revenues.

Total operating expenses for the first six months of fiscal 2009 were down 23%, or $836,000, when compared with the same period in 2008.

This resulted in a net loss applicable to common shareholders of ($2,374,957), or ($0.25) loss per share, as compared with ($2,172,919), or ($0.24) loss per share, in the same period last year.

Completed Merger / Business Integration
On January 13, 2009, early in the third fiscal quarter, the Company closed on the accretive merger of Prescient Applied Intelligence.  The Company has already completed the majority of its business integration and has begun to realize operational efficiencies.  Approximately $3.4 million of the $4 million annual identified cost reduction measures have already been taken and will be reflected over the next several quarters.   Also, important new collaborative sales and marketing opportunities are actively being pursued, with encouragingly positive and tangible early results.

Highlights Resulting From Merger
•	Customers of Park City Group solutions now include
o	10 of the top 10 grocery retailers - the nation’s six largest bakeries - four of the top six dairies in the U.S.
•	The Company processes over $1.5 billion of product transactions per year
•	More than 1,000 trading relationships - servicing over 300 distribution centers - and nearly 35,000+ locations are managed on a daily basis
•	Significant increase in recurring subscription based revenues
•	Total revenues are expected to increase from $3.3 million to $12 million
•	Substantially increased EBITDA to approx. 15% of revenue

Randall K. Fields, Park City Group’s Chairman and CEO, said that, “Now that the many distractions related to the preparation for and completion of the merger of Prescient are behind us, we look forward to revenues reflecting an improving trend in the third quarter.  This merger represents important opportunities for us on many levels, including financial and operational.   Park City Group has evolved into a trusted provider of new business processes, not just business software.  Our new company and its deepened capabilities are being well received by customers.  Although our target business segment (supermarket, convenience store, and specialty retail vendors) continues to perform well in this challenging economy, when faced with cost-conscious consumers and the growing strength of discount stores, retailers are focused on maintaining market share, and are increasingly turning to suppliers to help in the effort.

“As a result of our reviewing and accessing our new and existing opportunities, we have expanded and refined our product offerings and restructured our sales process.  We have begun to introduce our improved solutions to our customers with positive results,” Fields concluded.

Conference Call
The Company will host a conference call Tuesday, February 24, 2009 at 4:30 P.M. EDT to discuss Second Quarter 2009 Financial Results.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-9205 or (International) 201-689-8054 a few minutes before 4:30 P.M. EDT on the 24th.

The call is being webcast by Vcall and can be accessed at www.InvestorCalendar.com  The webcast will be available for replay through May 31st 2009.  A replay of the conference call will be accessible until March 23rd 2009 by dialing 877-660-6853 and entering the Account # 286 and the Conference ID # 313964.

About Park City Group
Park City Group is a trusted business solutions and services provider that enables retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service. Our innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions. For more information, go to www.parkcitygroup.com.

Park City Group recently acquired Prescient Applied Intelligence, click here to read more.

Forward-Looking Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc.  (“Park City Group”) are intended to identify such forward-looking statements.  Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-KSB for the fiscal year ended June 30, 2008, its quarterly report on Form 10-Q for the quarter ended December 31, 2008, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

PR Contact: Courtney Behrens, Park City Group 610-719-1600 x332 cbehrens@prescient.com	IR Contact: Terri MacInnis, Bibicoff & MacInnis, Inc. 818-379-8500 terri@bibimac.com

PARK CITY GROUP, INC.
Consolidated Condensed Statements of Operations (Unaudited)
For the Three and Six Months Ended December 31, 2008 and 2007

	Three Months ended December 31,		Six Months ended December 31,
	2008	2007	2008	2007

Revenues:
Subscriptions	$79,166	$34,027	$137,270	$119,944
Maintenance	299,686	381,702	588,318	760,508
Professional services and other revenue	65,650	78,768	210,952	205,240
Software licenses	9,560	-	47,800	263,069

Total revenues	454,062	494,497	984,340	1,348,761

Operating expenses:
Cost of services and product support	455,222	581,296	1,035,766	1,161,150
Sales and marketing	232,532	582,545	533,004	1,001,846
General and administrative	508,601	582,530	923,842	1,204,069
Depreciation and amortization	137,678	122,574	273,241	234,543

Total operating expenses	1,334,033	1,868,945	2,765,853	3,601,608

Loss from operations	(879,971)	(1,374,448)	(1,781,513)	(2,252,847)

Other income (expense):
Income from patent activities	-	-	-	200,000
Gain (loss) on equity method investment	34,409	-	(162,796)	-
Gain on disposal of assets	100	-	100	-
Interest (expense) income	(79,933)	13,379	(102,674)	37,054

Loss before income taxes	(925,395)	(1,361,069)	(2,046,883)	(2,015,793)

(Provision) benefit for income taxes	-	-	-	-

Net loss	(925,395)	(1,361,069)	(2,046,883)	(2,015,793)

Dividends on preferred stock	(239,678)	(74,634)	(328,074)	(157,126)

Net loss applicable to common shareholders	$(1,165,073)	$(1,435,703)	$(2,374,957)	$(2,172,919)

Weighted average shares, basic and diluted	9,435,000	9,155,000	9,390,000	9,088,000
Basic and diluted loss per share	$(0.12)	$(0.16)	$(0.25)	$(0.24)

Notes about Consolidated Condensed Statement of Operations
The unaudited consolidated condensed financial statements do not contain the results of operations of Prescient, or the impact on the Company’s financial position resulting from consummation of the merger with Prescient (“Prescient Merger”). In this regard, as a result of the consummation of the Prescient Merger on January 13, 2009, future operating results are likely to be different from historical operating results, and those differences will be material. The unaudited pro forma combined condensed financial statements of the Company and Prescient for the year ended June 30, 2008 and as of and for the three months ended September 30, 2008, are filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 9, 2009. The pro forma financial statements are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Company completed the Prescient Merger at the dates indicated, and do not purport to project the future financial position or operating results of the combined company.
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